Exhibit 99.1

CUMULUS MEDIA INC.

Cumulus Reports Operating Results for Second Quarter 2014

ATLANTA, GA — August 6, 2014: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today announced operating results for the three and six months ended June 30, 2014.

Operating highlights are as follows (in thousands, except percentages) (footnotes follow):

	Three Months Ended June 30,
	Actual			Pro Forma (2)
	2014	2013	% Change	2013	% Change
Revenue:
Broadcast advertising	$301,188	$257,080	17.2%	$305,189	(1.3)%
Digital advertising	12,946	5,912	119.0%	6,541	97.9%
Political advertising	3,782	1,078	250.8%	1,185	219.2%
License fees & other	10,331	6,236	65.7%	9,033	14.4%
Net revenue	$328,247	$270,306	21.4%	$321,948	2.0%
Adjusted EBITDA (1)	$100,522	$103,061	(2.5)%	$110,864	(9.3)%

	Six Months Ended June 30,
	Actual			Pro Forma (2)
	2014	2013	% Change	2013	% Change
Revenue:
Broadcast advertising	$571,454	$463,719	23.2%	$572,164	(0.1)%
Digital advertising	22,571	10,382	117.4%	11,601	94.6%
Political advertising	5,957	1,958	204.2%	2,065	188.5%
License fees & other	20,309	12,086	68.0%	17,653	15.0%
Net revenues	$620,291	$488,145	27.1%	$603,483	2.8%
Adjusted EBITDA (1)	$159,268	$156,506	1.8%	$169,406	(6.0)%

	As of
	June 30, 2014	December 31, 2013	% Change
Cash and cash equivalents	$20,117	$32,792	(38.7)%

Term loans	$1,993,875	$2,025,000	(1.5)%
7.75% Senior Notes	610,000	610,000	—%
Secured loan	—	25,000	(100.0)%
Total debt	$2,603,875	$2,660,000	(2.1)%

Total common stock and warrants outstanding	234,891,200	234,479,385

(1)
Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measure and Definition” and “Reconciliation of Non-GAAP Financial Measure to Most Directly Comparable GAAP Measure” included herein.

(2)
Pro forma information assumes that the acquisition of WestwoodOne, Inc., which was completed in December 2013 (the "WestwoodOne Acquisition"), and the sale to Townsquare Media, LLC (“Townsquare”) of 53 radio stations in 12 small and mid-sized markets and the swap of 15 radio stations in two small and mid-sized markets with Townsquare in exchange for five radio stations in Fresno, California, which was completed in November 2013 (the "2013 Townsquare Transaction"), both occurred as of January 1, 2013. The 2014 amounts in the table above give effect to Cumulus' accounting policies and presentation of our financial information on acquired businesses, which policies and presentation have not been applied to the 2013 pro forma information for WestwoodOne. Such policies and presentation impact revenue and expense recognition of certain WestwoodOne producer contracts and the classification of trade revenue separate from trade expense, and if applied to 2013 pro forma financial information would have increased revenues but would have had no impact on Adjusted EBITDA. The pro forma financial information should not be considered indicative of our actual financial position or results of operations had the WestwoodOne Acquisition or the 2013 Townsquare Transaction occurred as of the date indicated or any other date. The pro forma financial information should also not be considered representative of our future financial condition or results of operations.

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013

Net Revenue
The following table presents our revenues, by source, as a percentage of total net revenues for the periods presented:

	Actual		Pro Forma
	Three Months Ended June 30,
	2014	2013	2013
Revenue:
Broadcast advertising	91.8%	95.1%	94.8%
Digital advertising	3.9%	2.2%	2.0%
Political advertising	1.2%	0.4%	0.4%
License fees & other	3.1%	2.3%	2.8%
Net revenue	100.0%	100.0%	100.0%
On an actual basis, net revenues for the three months ended June 30, 2014 increased $57.9 million, or 21.4%, to $328.2 million, compared to $270.3 million for the three months ended June 30, 2013. The increase resulted from increases of $44.1 million, $7.0 million, $2.7 million and $4.1 million in broadcast advertising, digital advertising, political advertising and license fees and other revenue, respectively. These increases were primarily attributable to the addition of the operations of WestwoodOne, which was acquired by the Company in December 2013. The increases were partially offset by decreases in local spot and national spot revenue. The increase in political advertising was due to additional activity associated with mid-term and gubernatorial elections in the current period.
On a pro forma basis, net revenues for the three months ended June 30, 2014 increased $6.3 million, or 2.0%, to $328.2 million, from $321.9 million for the three months ended June 30, 2013. Broadcast advertising revenue decreased by $4.0 million, primarily due to a $9.4 million decrease in network spot revenue, a $9.8 million decrease in local spot revenue and a decrease of $2.6 million in national spot revenue. These decreases were partially offset by a $2.9 million increase in revenue from the addition of two radio stations being operated under a local marketing agreement ("LMA") in the Chicago market and the benefit from $14.9 million of reduced producer revenue shares at WestwoodOne. Digital advertising revenue increased by $6.4 million, primarily due to increased Rdio user generation activity and digital commerce generated by our Sweetjack platform. Political advertising increased by $2.6 million due to primary activity associated with mid-term and gubernatorial elections and license fees and other increased by $1.3 million.

Content Costs
Content costs consist of all costs related to the licensing, acquisition and development of our programming.
The following table presents our content costs as a percentage of total net revenues for the periods presented:

	Actual		Pro Forma
	Three Months Ended June 30,
	2014	2013	2013
Content costs	31.0%	23.0%	27.1%
On an actual basis, content costs for the three months ended June 30, 2014 increased $39.5 million, or 63.5%, to $101.8 million, compared to $62.3 million for the three months ended June 30, 2013. This increase was primarily attributable to the addition of the operations of WestwoodOne. Content costs in the prior period were reduced by credits related to music publishing royalty reductions that amplify the period over period comparison.
On a pro forma basis, content costs for the three months ended June 30, 2014 increased $14.7 million, or 16.9%, from $87.1 million for the three months ended June 30, 2013. This increase was primarily attributable to increases of $3.6 million in music publishing royalty expenses related to the credits received in the prior year period, $14.9 million related to increased producer revenue share payments and in house production costs and $0.5 million of expenses related to the addition of the two radio stations being operated under the LMA in the Chicago market. These increases were partially offset by a decrease of $4.3 million attributable to expense synergies related to our acquisition of WestwoodOne.

Other Direct Operating Expenses
Other direct operating expenses consist of expenses related to the distribution and monetization of our content across our platform and overhead expenses.
On an actual basis, other direct operating expenses for the three months ended June 30, 2014 increased $18.5 million, or 18.5%, to $118.4 million, compared to $99.9 million for the three months ended June 30, 2013. This increase was primarily attributable to the addition of approximately $14.2 million in expenses related to the operations of WestwoodOne and increases of $1.9 million in employee benefits across our broadcast platform, as well as $2.4 million of expenses related to the LMA in the Chicago market.
On a pro forma basis, other direct operating expenses for the three months ended June 30, 2014 increased $2.7 million, or 2.3%, from $115.7 million for the three months ended June 30, 2013. This increase was primarily attributable to an increase of $1.9 million in employee benefits across our broadcast platform, $1.4 million in ratings and other sales expenses and $2.4 million of expenses related to the LMA in the Chicago market. These increases were partially offset by $3.0 million in expense synergies related to our acquisition of WestwoodOne.

Corporate Expenses, Including Stock-based Compensation Expense
Corporate expenses consist primarily of compensation and related costs for our executive, finance, human resources, information technology and legal personnel, and fees for professional services. Professional services are principally comprised of outside legal, audit and consulting services.

Corporate expenses, including stock-based compensation expense, for the three months ended June 30, 2014 increased $11.6 million, or 148.8%, to $19.3 million, compared to $7.7 million for the three months ended June 30, 2013. This increase was primarily due to an increase of $8.0 million in acquisition related restructuring expenses and legal costs related to the integration of WestwoodOne, a $1.7 million increase in stock-based compensation expense partially driven by stock options granted to employees of WestwoodOne and a $1.9 million increase in other overhead costs.

On a pro forma basis, corporate expenses, including stock-based compensation expense, for the three months ended June 30, 2014 increased $3.3 million, or 20.8%, from $15.9 million for the three months ended June 30, 2013. This increase was primarily due to restructuring expenses and legal costs related to the integration of WestwoodOne.

Capital Expenditures
Capital expenditures for the three months ended June 30, 2014 totaled $9.9 million, comprised of $1.3 million related to ongoing maintenance and upgrades across our broadcast platform and $8.6 million related to one time investments at WestwoodOne. Capital expenditures during the three months ended June 30, 2013 were $2.8 million.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Net Revenue
The following table presents our revenues, by source, as a percentage of total net revenues for the periods presented:

	Actual		Pro Forma
	Six Months Ended June 30,
	2014	2013	2013
Revenue:
Broadcast advertising	92.1%	95.0%	94.9%
Digital advertising	3.6%	2.1%	1.9%
Political advertising	1.0%	0.4%	0.3%
License fees & other	3.3%	2.5%	2.9%
Net revenue	100.0%	100.0%	100.0%
On an actual basis, net revenues for the six months ended June 30, 2014 increased $132.2 million, or 27.1%, to $620.3 million, compared to $488.1 million for the six months ended June 30, 2013. The increase resulted from increases of $107.8 million, $12.2 million, $4.0 million and $8.2 million in broadcast advertising, digital advertising, political advertising and license fees and other revenue, respectively. These increases were primarily attributable to the addition of the operations of WestwoodOne, which was acquired by the Company in December 2013. The increases were partially offset by decreases in local spot and national spot revenue. The increase in political advertising was due to additional activity associated with mid-term and gubernatorial elections in the current period.
On a pro forma basis, net revenues for the six months ended June 30, 2014 increased $16.8 million, or 2.8%, to $620.3 million, from $603.5 million for the six months ended June 30, 2013. Broadcast advertising revenue decreased by $0.7 million, primarily due to the reorganization and discontinuation of redundant and/or unprofitable content vehicles across our platform following the acquisition of WestwoodOne. Digital advertising revenue increased by $11.0 million, primarily due to revenue from Rdio user generation activity and digital commerce revenue generated by our Sweetjack platform. Political advertising revenue increased by $3.9 million due to primary activity associated with mid-term and gubernatorial elections and license fees and other increased by $2.6 million.

Content Costs
The following table presents our content costs as a percentage of total net revenues for the periods presented:

	Actual		Pro Forma
	Six Months Ended June 30,
	2014	2013	2013
Content costs	33.9%	25.4%	31.3%
On an actual basis, content costs for the six months ended June 30, 2014 increased $86.1 million, or 69.3%, to $210.3 million, compared to $124.2 million for the six months ended June 30, 2013. This increase was primarily attributable to the addition of the operations of WestwoodOne. Content costs in the prior period also included credits related to music publishing royalty reductions.
On a pro forma basis, content costs for the six months ended June 30, 2014 increased $21.3 million, or 11.3%, from $189.0 million for the six months ended June 30, 2013. This increase was primarily attributable to increases of $2.5 million in music publishing royalty expenses due to credits received in the second quarter of 2013, $27.9 million related to increased producer revenue share payments and in house production costs and approximately $0.7 million of expenses related to the addition of two radio stations being operated under the LMA in the Chicago market. These increases were partially offset by a decrease of $9.8 million related to expense synergies related to our our acquisition of WestwoodOne.

Other Direct Operating Expenses
On an actual basis, other direct operating expenses for the six months ended June 30, 2014 increased $40.3 million, or 20.8%, to $233.7 million, compared to $193.4 million for the six months ended June 30, 2013. This increase was primarily attributable to the addition of expenses related to the operations of WestwoodOne in addition to expenses related to the LMA in the Chicago market.
On a pro forma basis, other direct operating expenses for the six months ended June 30, 2014 increased $7.2 million, or 3.2%, from $226.5 million for the six months ended June 30, 2013. This increase was primarily attributable to an increase of $2.8 million in employee benefits across our broadcast platform, $4.2 million in ratings and other sales expenses and approximately $4.5 million of expenses related to the LMA in the Chicago market. These increases were partially offset by $4.3 million in expense synergies related to our acquisition of WestwoodOne.

Corporate Expenses, Including Stock-based Compensation Expense
On an actual basis, corporate expenses, including stock-based compensation expense, for the six months ended June 30, 2014 increased $16.7 million, or 76.7%, to $38.5 million, compared to $21.8 million for the six months ended June 30, 2013. This increase was primarily due to an increase of $12.2 million in acquisition related restructuring expenses and legal costs related to the WestwoodOne acquisition, a $3.1 million increase in stock-based compensation expense partially driven by stock options granted to employees of WestwoodOne and a $1.4 million increase in other overhead costs.
On a pro forma basis, corporate expenses, including stock-based compensation expense, for the six months ended June 30, 2014 increased $1.2 million or 3.2% from $37.3 for the six months ended June 30, 2013. This increase was primarily due to restructuring expenses related to the integration of WestwoodOne.

Capital Expenditures
Capital expenditures for the six months ended June 30, 2014 totaled $11.2 million, the majority of which related to one time investments in WestwoodOne. Capital expenditures during the six months ended June 30, 2013 were $4.8 million.

Sale of San Francisco Baseball Associates, LLC Interest
On April 15, 2014, the Company sold its Class B Membership Interest of 1.59% in the San Francisco Baseball Associates, LLC for $13.0 million, recognizing a gain on the sale of $3.2 million. The proceeds from the sale were used to make voluntary principal payments on the Company's outstanding debt.

Earnings Call Information
Cumulus Media Inc. will host a teleconference today at 11:00 AM eastern time to discuss its second quarter 2014 operating results. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access.

Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.

Following completion of the call, a replay can be accessed until 12:00 AM eastern time, September 7, 2014. Domestic callers can access the replay by dialing 855-859-2056, replay code 74656885#. International callers should dial 404-537-3406 for conference replay access.

Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to certain historical and our future operating, financial, and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to risks and uncertainties relating to the need for additional funds to service our debt and to execute our business strategy, our inability to renew one or more of our broadcast licenses, changes in interest rates, the timing of, and our ability to complete any acquisitions or dispositions pending from time to time, costs and synergies resulting from the integration of any completed acquisitions, our ability to effectively manage costs, our ability to manage growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenues from new sources, including local commerce and technology-based initiatives, the impact of regulatory rules or proceedings that may affect our business, or any acquisitions, from time to time, other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) and subsequently filed Forms 10-Q. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

About Cumulus Media Inc. [NASDAQ: CMLS]
Cumulus Media Inc. (CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands in order to deliver premium choices for listeners, provide substantial reach for advertisers and create opportunities for shareholders. As the largest pure-play radio broadcaster in the United States, Cumulus provides exclusive content that is fully distributed through approximately 460 owned-and-operated stations in 90 U.S. media markets (including eight of the top 10), more than 10,000 broadcast radio affiliates and numerous digital channels. Cumulus is well-positioned in the widening digital audio space through a significant stake in the Rdio digital music service, featuring 25 million songs on-demand in addition to custom playlists and exclusive curated channels. Cumulus is also the leading provider of country music and lifestyle content through its NASH brand, which will serve country fans through radio programming, NASH magazine, concerts, licensed products and television/video. For more information, visit www.cumulus.com

For further information, please contact:
Cumulus Media Inc.
J.P. Hannan
Senior Vice President, Treasurer and Chief Financial Officer
404-260-6600
jp.hannan@cumulus.com

CUMULUS MEDIA INC.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Broadcast advertising	$301,188	$257,080	$571,454	$463,719
Digital advertising	12,946	5,912	22,571	10,382
Political advertising	3,782	1,078	5,957	1,958
License fees and other	10,331	6,236	20,309	12,086
Net revenue	328,247	270,306	620,291	488,145
Operating expenses:
Content costs	101,802	62,255	210,295	124,206
Other direct operating expenses	118,389	99,894	233,724	193,374
Depreciation and amortization	29,071	27,604	57,952	55,200
LMA fees	1,648	738	3,205	1,684
Corporate expenses (including stock-based compensation expense of $4,154, $2,470, $8,245 and $5,134, respectively)	19,264	7,742	38,458	21,760
(Gain) loss on sale of assets or stations	(360)	227	(898)	1,536
Gain on derivative instrument	—	(2,106)	—	(2,844)
Total operating expenses	269,814	196,354	542,736	394,916
Operating income	58,433	73,952	77,555	93,229
Non-operating (expense) income:
Interest expense	(36,468)	(44,197)	(72,733)	(88,719)
Interest income	342	364	672	634
Loss on early extinguishment of debt	—	(4,539)	—	(4,539)
Other income (expense), net	3,593	(393)	3,529	(106)
Total non-operating expense, net	(32,533)	(48,765)	(68,532)	(92,730)
Income from continuing operations before income taxes	25,900	25,187	9,023	499
Income tax expense	(10,763)	(10,073)	(3,155)	(12,049)
Income (loss) from continuing operations	15,137	15,114	5,868	(11,550)
Income from discontinued operations, net of taxes	—	11,987	—	29,662
Net income	$15,137	$27,101	$5,868	$18,112
Basic and diluted income (loss) per common share:
Basic: Income (loss) from continuing operations per share	$0.06	$0.05	$0.03	$(0.11)
Income from discontinued operations per share	$—	$0.06	$—	$0.17
Income per share	$0.06	$0.11	$0.03	$0.06
Diluted: Income (loss) from continuing operations per share	$0.06	$0.05	$0.02	$(0.11)
Income from discontinued operations per share	$—	$0.06	$—	$0.17
Income per share	$0.06	$0.11	$0.02	$0.06
Weighted average basic common shares outstanding	224,456,934	176,481,592	220,104,481	175,619,586
Weighted average diluted common shares outstanding	229,069,397	179,553,341	226,180,298	178,678,090

CUMULUS MEDIA INC.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands)

	Pro Forma
	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Revenue:
Broadcast advertising	$305,189	$572,164
Digital advertising	6,541	11,601
Political advertising	1,185	2,065
License fees & other	9,033	17,653
Net revenue	321,948	603,483
Operating expenses:
Content costs	87,113	188,969
Other direct operating expenses	115,679	226,541
Depreciation and amortization	32,940	65,872
LMA fees	738	1,684
Corporate expenses (including stock-based compensation expense of $4,321 and $9,082, respectively)	15,946	37,276
Loss on sale of assets or stations	227	1,536
Gain on derivative instrument	(2,106)	(2,844)
Total operating expenses	250,537	519,034
Operating income	71,411	84,449
Non-operating (expense) income:
Interest expense	(44,197)	(88,719)
Interest income	364	634
Loss on early extinguishment of debt	(4,539)	(4,539)
Other expense, net	(393)	(106)
Total non-operating expense, net	(48,765)	(92,730)
Income (loss) from continuing operations before income taxes	22,646	(8,281)
Income tax expense	(19,485)	(16,060)
Net income (loss)	$3,161	$(24,341)

Non-GAAP Financial Measure and Definition
We utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. The non-GAAP financial measure used in this release is Adjusted EBITDA.

We define Adjusted EBITDA as net income (loss) before any non-operating expenses, including depreciation and amortization, stock-based compensation expense, gain or loss on sale of assets or stations (if any), gain or loss on derivative instruments (if any), impairment of intangible assets and goodwill (if any), acquisition-related and restructuring costs (if any) and franchise taxes.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our core operations after the incurrence of corporate, general and administrative expenses. Management also uses this measure to determine the contribution of our core operations, including the corporate resources employed to manage the operations, to the funding of our other operating expenses and to the funding of debt service and acquisitions. In addition, Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our credit facility.

In deriving this measure, management excludes depreciation, amortization, and stock-based compensation expense, as these do not represent cash payments for activities directly related to our core operations. Management excludes any gain or loss on the exchange or sale of any assets as it does not represent a cash transaction. Management also excludes any gain or loss on derivative instruments as it does not represent a cash transaction nor are they associated with core operations. Expenses relating to acquisitions and restructuring costs are also excluded from the calculation of Adjusted EBITDA as they are not directly related to our core operations. Management excludes any impairment of goodwill and intangible assets as they do not require a cash outlay.

Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a media company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for media companies and is a key metric for purposes of calculating and determining compliance with certain covenants in our credit facility. Given the relevance to our overall value, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.

A quantitative reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below.

Reconciliation of Non-GAAP Financial Measure to Most Directly Comparable GAAP Measure
The following table reconciles net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for the three and six months ended June 30, 2014 and 2013 (dollars in thousands):

	Actual		Pro Forma
	Three Months Ended June 30,
	2014	2013	2013
Net income	$15,137	$27,101	$3,161
Income tax expense	10,763	10,073	19,485
Non-operating expenses, including interest expense	32,533	48,765	48,765
LMA fees	1,648	738	738
Depreciation and amortization	29,071	27,604	32,940
Stock-based compensation expense	4,154	2,470	4,321
(Gain) loss on sale of assets or stations	(360)	227	227
Gain on derivative instrument	—	(2,106)	(2,106)
Acquisition-related and restructuring costs	7,277	—	3,157
Franchise and state taxes	299	176	176
Discontinued operations:
Income from discontinued operations, net of tax	—	(11,987)	—
Adjusted EBITDA	$100,522	$103,061	$110,864

	Actual		Pro Forma
	Six Months Ended June 30,
	2014	2013	2013
Net income (loss)	$5,868	$18,112	$(24,341)
Income tax expense	3,155	12,049	16,060
Non-operating expenses, including interest expense	68,532	92,730	92,730
LMA fees	3,205	1,684	1,684
Depreciation and amortization	57,952	55,200	65,872
Stock-based compensation expense	8,245	5,134	9,082
(Gain) loss on sale of assets or stations	(898)	1,536	1,536
Gain on derivative instrument	—	(2,844)	(2,844)
Acquisition-related and restructuring costs	12,660	2,214	9,274
Franchise and state taxes	549	353	353
Discontinued operations:
Income from discontinued operations, net of tax	—	(29,662)	—
Adjusted EBITDA	$159,268	$156,506	$169,406

The following supplemental unaudited pro forma financial information is intended to provide you with information about how the WestwoodOne Acquisition and the 2013 Townsquare Transaction might have affected our historical consolidated quarterly financial statements during each completed quarterly period during 2013 and the year ended December 31, 2013 as if such transactions had closed as of January 1, 2013. This pro forma information is presented for illustrative purposes only, and should not be considered indicative of our actual historical financial position or results of operations had the WestwoodOne Acquisition or the 2013 Townsquare Transaction occurred as of the date indicated or any other date. This pro forma financial information should also not be considered representative of our future financial condition or results of operations.
CUMULUS MEDIA INC.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	Q1	Q2	Q3	Q4	Year Ended December 31, 2013
Revenue:
Broadcast advertising	$266,975	$305,189	$297,147	$309,982	$1,179,293
Digital advertising	5,060	6,541	6,169	7,244	25,014
Political advertising	880	1,185	1,235	1,554	4,854
License fees & other	8,620	9,033	9,417	9,484	36,554
Net revenues	281,535	321,948	313,968	328,264	1,245,715
Operating expenses:
Content costs	101,856	87,113	94,461	109,008	392,438
Other direct operating expenses	110,862	115,679	112,572	121,355	460,468
Depreciation and amortization	32,932	32,940	32,949	34,060	132,881
LMA fees	946	738	609	1,423	3,716
Corporate expenses (including stock-based compensation expense)	21,330	15,946	13,429	22,686	73,391
Loss (gain) on asset or station sale	1,309	227	(5,198)	(23)	(3,685)
Realized (gain) loss on derivative instrument	(738)	(2,106)	172	820	(1,852)
Total operating expenses	268,497	250,537	248,994	289,329	1,057,357
Operating income	13,038	71,411	64,974	38,935	188,358
Non-operating (expense) income:
Interest expense	(44,522)	(44,197)	(45,674)	(44,054)	(178,447)
Interest income	270	364	480	352	1,466
Loss on early extinguishment of debt	—	(4,539)	—	(30,395)	(34,934)
Other income (expense), net	287	(393)	(139)	(57)	(302)
Total non-operating expense, net	(43,965)	(48,765)	(45,333)	(74,154)	(212,217)
(Loss) income from continuing operations before income taxes	(30,927)	22,646	19,641	(35,219)	(23,859)
Income tax benefit (expense)	3,425	(19,485)	(14,732)	1,078	(29,714)
Pro forma net (loss) income	$(27,502)	$3,161	$4,909	$(34,141)	$(53,573)

Reconciliation of Pro Forma Non-GAAP Financial Measure to a Comparable Pro forma GAAP Measure

The following table reconciles pro forma net (loss) income to pro forma Adjusted EBITDA for each quarter during 2013, and for the year ended December 31, 2013 (dollars in thousands):

	Q1	Q2	Q3	Q4	Year Ended December 31, 2013
Pro forma net (loss) income	$(27,502)	$3,161	$4,909	$(34,141)	$(53,573)
Income tax (benefit) expense	(3,425)	19,485	14,732	(1,078)	29,714
Non-operating expenses, including net interest expense	43,965	48,765	45,333	74,154	212,217
LMA fees	946	738	609	1,423	3,716
Depreciation and amortization	32,932	32,940	32,949	34,060	132,881
Stock-based compensation expense	4,761	4,321	2,712	3,766	15,560
Loss (gain) on asset or station sale	1,309	227	(5,198)	(23)	(3,685)
(Gain) loss on derivative instrument	(738)	(2,106)	172	820	(1,852)
Acquisition-related and restructuring costs	6,117	3,157	1,141	16,822	27,237
Franchise and state taxes	177	176	176	613	1,142
Pro forma Adjusted EBITDA	$58,542	$110,864	$97,535	$96,416	$363,357